Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA PROVIDES UPDATE ON PREVIOUSLY ANNOUNCED
INTERNAL REVIEW RELATED TO 2007 EARNINGS RESULTS

Toronto, Ontario, March 6, 2008 - SunOpta Inc. (Nasdaq:STKL) (TSX:SOY) today provided an update on the status of activities relating to its January 24, 2008 press release which provided an overview of expected financial results for 2007, the potential impact on previously issued 2007 quarterly financial statements and actions being taken to address the issues identified.

As previously disclosed, as part of the Company's year end close procedures within the SunOpta Fruit Group's berry operations, management determined that inventories were overstated and thus required a write-down estimated in the range of $9 to $11 million. Upon becoming aware of this matter, the Company identified and voluntarily initiated a wide range of specific actions to understand and address potential root causes and ensure corrective actions are implemented in a timely manner. At this time, the Company reported that it is making good progress and is satisfied that the actions undertaken will result in improved processes and address the root causes that led to this write-down.

The Company further reported that it is progressing with its 2007 year end analysis and related investigative procedures throughout the Company's berry operations. In addition, the Company's Audit Committee has initiated and commenced an investigation into processes within the Company's berry operations and has retained independent legal counsel and accountants to assist with this matter. The Company also announced it intends to delay the filing of its Annual Report on Form 10-K for the fiscal year-ended December 31, 2007 until it has completed the audit, the restatement of previous quarters and the Audit Committee has completed its investigation. The Company intends to conclude this process as quickly as possible and file the Annual Report as soon as practicable.

The Company has voluntarily taken steps to prevent all insiders from trading in the securities of the Company and has also applied for and received from the Ontario Securities Commission a management cease trade order in accordance with OSC Policy 57-603. Under the terms of this order, specified directors, officers and other insiders are prohibited from trading in securities of the Company until the restatement of its financial statements and the related securities filings have been filed with the relevant securities regulatory authorities. Pending the filing of the restated financial statements, the Company intends to satisfy the alternative information guidelines set forth in OSC Policy 57-603 and Canadian Securities Administrators' Staff Notice 57-301 which contemplate that the Company provide bi-weekly updates on its affairs until such time as the Company is current with its filing obligations under Canadian securities laws.

The Company also indicated that it is aware of a number of class action claims filed against the Company and certain of its officers and directors which have been initiated in the Southern District of New York. The Company has engaged outside legal counsel to vigorously defend itself against these claims.

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food, supplements and health and beauty markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; Opta Minerals Inc. (TSX:OPM) (66.3% owned by SunOpta), a producer, distributor, and recycler of environmentally friendly industrial materials; and the SunOpta BioProcess Inc. which engineers and markets proprietary steam explosion technology systems for the pulp, bio-fuel and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward Looking Statements

Certain statements included in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to references to expected financial results, business strategies, competitive strengths, goals, capital expenditure plans, business and operational growth plans and references to the future growth of the business. These forward looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its interpretation of current conditions, historical trends and expected future developments as well as other factors that the Company believes are appropriate in the circumstance. However, whether actual results and developments will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to final 2007 financial results, the Company's ability to address inventory issues in its berry operations, the outcome of any pending litigation; general economic, business or market risk conditions; competitive actions by other companies; changes in laws or regulations or policies of local governments, provinces and states as well as the governments of United States and Canada, many of which are beyond the control of the Company. Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.	Investment Community Inquiries:

Jeremy N. Kendall, Chairman	Lytham Partners, LLC
Steve Bromley, President & CEO	Joe Diaz
Joseph Riz, Executive Vice President	Robert Blum
John Dietrich, Vice President & CFO	Joe Dorame
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103	Tel: 602-889-9700
susan.wiekenkamp@sunopta.com	diaz@lythampartners.com
Website: www.sunopta.com